EXHIBIT 99.1

May 25, 2010

Fred Abdula Retires as Chairman of the Board
of Northern States Financial Corporation and NorStates Bank;
Allan J. Jacobs, CPA, Named Chairman

WAUKEGAN, IL, May 25, 2010 – Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, an FDIC-insured financial institution, today announced that Fred Abdula, the long-time Chairman of the Board of both Northern States Financial Corporation (the “Company”) and NorStates Bank (the “Bank”), disclosed his retirement as Chairman of the Board of Directors of the Company and the Bank at the Company’s Annual Meeting of Stockholders held on May 20, 2010.  Mr. Abdula will remain a director of the Company and maintain an office at the Bank.

The Board of Directors met immediately following the Annual Meeting and designated Mr. Abdula “Chairman Emeritus” of the Company and Bank in recognition of his many years of service.  The Board of Directors also appointed Allan J. Jacobs, CPA, as Chairman of the Board and Frank Furlan as Vice Chairman of the Board of Directors at both the Company and Bank.

Mr. Jacobs has been a director of the Company and Bank since 2004 and serves as the Company’s Audit Committee Chairman and on the Bank’s Executive Loan Committee as well as the Company’s Nominating and Corporate Governance Committee.  Mr. Jacobs has been Of Counsel for Evoy, Kamschulte, and Jacobs & Co. LLP Certified Public Accountants since 2000 and prior was a Senior Partner with that firm from 1963 to 2000.  Mr. Jacobs has been active with B’nai B’rith International and is currently the Chairman of the Executive and is a past Senior Vice President and Treasurer and with B’nai B’rith Foundation of the United States where he served as past Chairman.   Mr. Jacobs also serves as Chair of the Audit Committee for the City of Lake Forest, Illinois.

Vice Chairman Frank Furlan has been a director of the Company and its predecessor for over 30 years.  Mr. Furlan serves as the Chair of the Company’s Compensation and Employee Benefits Committee and Chair of the Bank’s Credit Review and Asset/Liability Committees, as well as a member of the Bank’s Executive Loan Committee. Mr. Furlan is a registered professional engineer and is the owner and President of Northern Illinois Survey Co., a civil engineer consulting firm dealing with land development and municipal engineering services.

NSFC Press Release
May 25, 2010

“We are happy that Mr. Abdula is staying on as an active director,” said Mr. Jacobs.  “He will continue to provide valuable contributions and insight to the Board through his knowledge and leadership in the community.”

About Northern States Financial Corporation

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank with eight branches in Lake County, Illinois.  NorStates Bank is the successor to financial institutions dating to 1919.  NorStates Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

Forward-Looking Information

 Statements contained in this report that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions.  The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted.  The Company undertakes no obligation to update these forward-looking statements in the future.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, the potential for further deterioration in the credit quality of the Company’s loan and lease portfolios, uncertainty regarding the Company’s ability to ultimately recover on loans currently on nonaccrual status, the Company’s ability to comply with the provisions of the Consent Order, unanticipated changes in interest rates, general economic conditions, increasing regulatory compliance burdens or potential legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, deposit flows, liquidity issues, competition, demand for loan products and financial services in the Company’s market area, and changes in accounting principles, policies and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements.

For Additional Information, Contact:

Scott Yelvington, President and Chief Executive Officer (847) 244-6000 Ext. 201

Websites:  www.nsfc.com        www.nsfc.net